AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 2003
REGISTRATION NO. 333-68618

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ECHOSTAR COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	88-0336997 (IRS Employer Identification No.)

5701 South Santa Fe Drive
Littleton, Colorado 80120
(303) 723-1000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive office)

David K. Moskowitz, Esq.
Senior Vice President, General Counsel and Secretary
EchoStar Communications Corporation
5701 South Santa Fe Drive
Littleton, Colorado 80120
(303) 723-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Raymond L. Friedlob, Esq.
John W. Kellogg, Esq.
RaLea Sluga, Esq.
Friedlob Sanderson Paulson & Tourtillott, LLC
1775 Sherman Street, Twenty-First Floor
Denver, Colorado 80203
(303) 571-1400

SIGNATURES

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those 5 3/4% convertible subordinated notes due 2008 and any shares of class A common stock into which such notes are convertible that remain unsold hereunder as of the date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

DEREGISTRATION OF SECURITIES

On August 29, 2001, EchoStar Communications Corporation, a Nevada corporation (“ECC”) filed a registration statement on Form S-3 (Commission file No. 333-68618) (the “Registration Statement”) for purposes of registering $1,000,000,000 aggregate principal amount of ECC’s 5 3/4% convertible subordinated notes due 2008 (the “Notes”) and 23,100,023 shares of ECC’s class A common stock into which the Notes were convertible (the “Conversion Shares”). On January 25, 2002, ECC filed an amendment to the Registration Statement. On January 28, 2002, the Securities and Exchange Commission declared the Registration Statement effective. Since that time and from time to time, ECC has filed prospectus supplements under the Registration Statement for the benefit of holders of the Notes not previously included as a “Selling Securityholder” under the Registration Statement.

Pursuant to the terms of the Registration Rights Agreement that required ECC to file the Registration Statement, ECC is no longer required to keep the Registration Statement effective. Accordingly, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister, as of the date hereof, all of the Notes and Conversion Shares that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado on June 20, 2003.

ECHOSTAR COMMUNICATIONS CORPORATION

By:	/s/ Michael R. McDonnell

Michael R. McDonnell Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Charles W. Ergen* Charles W. Ergen	Chairman and Chief Executive Officer (Principal Executive Officer)	June 20, 2003

/s/ Michael R. McDonnell Michael R. McDonnell	Chief Financial Officer (Principal Financial Officer)	June 20, 2003

/s/ Cantey M. Ergen* Cantey M. Ergen	Director	June 20, 2003

/s/ David K. Moskowitz* David K. Moskowitz	Director	June 20, 2003

/s/ James DeFranco* James DeFranco	Director	June 20, 2003

/s/ Raymond L. Friedlob* Raymond L. Friedlob	Director	June 20, 2003

/s/ Peter A. Dea* Peter A. Dea	Director	June 20, 2003

/s/ Steven R. Goodbarn Steven R. Goodbarn	Director	June 20, 2003

*/s/ Michael R. McDonnell Michael R. McDonnell Attorney-in-Fact		June 20, 2003